Exhibit 99.1

HANSEN MEDICAL REPORTS 2009 FOURTH QUARTER AND YEAR-END RESULTS

MOUNTAIN VIEW, Calif., February 23, 2010 – Hansen Medical, Inc. (Nasdaq: HNSN), the global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its business highlights and financial results for the fourth quarter and full-year ended December 31, 2009.

Recent Business Highlights

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System Sales: The company recognized revenue on nine systems and shipped six Sensei® Robotic Catheter Systems during the fourth quarter. Contributing to fourth quarter revenue were five systems that were shipped during the fourth quarter and four that had been previously categorized as deferred revenue. The one system shipped in the quarter that remained as deferred revenue as of the end of the fourth quarter is in use and the company expects to recognize revenue on this system in the first half of 2010. From commercial launch through December 31, 2009, the company has shipped a cumulative total of 81 Sensei systems and recognized revenue on a total of 69 systems.

•	Catheter Sales: The company recognized revenue on 539 Artisan(TM) Control Catheters in the fourth quarter, bringing 2009 full-year catheter sales to more than 2,200 units.

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Luna Innovations Incorporated Settlement: During the fourth quarter, the company announced a settlement agreement with Luna. Pursuant to the final agreements, which were executed in January 2010, Luna issued Hansen Medical shares of Luna common stock equal to 9.9% of its outstanding common stock and a $5 million secured promissory note. Additionally, Luna licensed intellectual property to Hansen Medical and agreed to develop a fiber optic shape sensing and localization solution for Hansen Medical in exchange for payments from Hansen Medical approximately equal to Luna’s payments on its secured promissory note.

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Joint Development Agreement with Philips Medical Systems: In December, the company announced a joint development agreement with Philips whereby Philips will collaborate on the development of Hansen Medical’s new vascular platform and provide funding based upon the achievement of development milestones. In return, Philips will receive fees based on the number of vascular platforms and catheters sold during the first five years of commercialization.

“While the current selling environment remains challenging, I believe conditions have improved over the last several months and our pipeline of potential customers is healthy,” said Frederic Moll, M.D., president and chief executive officer of Hansen Medical. “To drive demand in 2010, our efforts will focus on improving utilization within our installed base and communicating the benefits of recent enhancements to our technology, including our next generation Sensei® X Robotic Catheter System along with our more advanced catheters. We are also very excited about the progress we are making to develop a new platform for use in the arterial vascular system. Looking ahead, we believe this new platform and its expected clinical capability in complex vascular procedures potentially represent significant future market opportunities for Hansen Medical,” said Dr. Moll.

2009 Fourth Quarter Financial Results

Total revenue for the three months ended December 31, 2009 was $7.2 million, a 35% increase compared to revenue of $5.4 million in the same period in 2008. During the fourth quarter, the company recognized revenue on nine Sensei Robotic Systems as well as on shipments of 539 Artisan control catheters. During the quarter the company shipped a total of six systems, one of which was recorded as deferred revenue at December 31, 2009. In addition, four units that were previously classified in prior periods as deferred revenue were recognized as revenue in the fourth quarter of 2009. As of December 31, 2009 the company had a deferred revenue balance of $9.5 million, which includes revenue related to 12 Sensei systems.

Cost of goods sold for the three months ended December 31, 2009 was $4.8 million and included non-cash stock compensation expense of $170,000. As a result, gross profit for the quarter was $2.4 million and a gross margin was 33.2%. This compares to gross profit of $1.1 million and gross margin of 21.2% for the same period in 2008, which included non-cash stock compensation expense of $209,000. Looking ahead to 2010, the company expects that cost of goods sold, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels fluctuate and as revenues fluctuate due to changes in system and catheter sales volumes, product mix and average sales prices per system and per catheter.

Research and development expenses for the three months ended December 31, 2009, including non-cash stock compensation expense of $503,000, were $4.3 million, compared to $6.8 million for the same period in 2008, which included non-cash stock compensation expense of $741,000. The decrease in research and development expenses was primarily the result of decreases in outside services, materials and overhead expenses coupled with a decrease in employee-related expenses due primarily to lower average headcount and a one-week furlough in the 2009 period. In 2010, the company expects research and development expenses to increase from 2009 levels principally due to the development of its vascular system, the Luna development agreement and a 300 patient clinical study sponsored by the company.

Selling, general and administrative expenses for the three months ended December 31, 2009, including non-cash stock compensation expense of $577,000, were $9.4 million, compared to $10.1 million for the same period in 2008, which included non-cash stock compensation expense of $2.7 million. The decrease in selling, general and administrative expenses was primarily due to decreased employee-related expenses, related to lower average headcount and a one-week furlough, and a decrease in non-cash stock compensation expense, partially offset by increased legal expenses and costs related to the restatement of the company’s financial statements. In 2010, the company expects selling, general and administrative expenses to decline from 2009 levels primarily as a result of a decrease in legal and restatement-related expenses.

Other expense, net, for the three months ended December 31, 2009 was $399,000, compared to other expense, net, of $102,000 for the same period in 2008. The change was primarily due to higher interest expense due to the company’s borrowings under its equipment line of credit, in addition to lower interest income related to lower interest rate returns earned on the company’s balances of cash, cash equivalents and short-term investments.

Net loss for the three months ended December 31, 2009, including total non-cash stock compensation expense of $1.3 million, was $11.7 million, or $(0.31) per basic and diluted share, based on average basic and diluted shares outstanding of 37.5 million shares. Net loss for the fourth quarter of 2008, including non-cash stock compensation expense of $3.6 million, was $15.9 million, or $(0.63) per basic and diluted share, based on average basic and diluted shares outstanding of 25.2 million shares.

Cash, cash equivalents and short-term investments as of December 31, 2009 were $28.3 million, compared to $35.2 million as of December 31, 2008. The lower cash, cash equivalents and short-term investments balance is primarily due to the company’s operating expenses during 2009, which more than offset the net proceeds of $35.3 million from the company’s secondary public offering of approximately 11.7 million shares of common stock in the second quarter of 2009.

2009 Full-Year Financial Results

Total revenue for the year ended December 31, 2009 was $22.2 million, compared to $23.4 million for the same period last year. The company’s net loss for 2009, including non-cash stock compensation expense of $7.4 million, was $52.4 million, or $(1.55) per basic and diluted share, based on an average basic and diluted shares outstanding of 33.9 million. This compares to a net loss of $57.9 million, or $(2.39) per basic and diluted share, based on an average basic and diluted shares outstanding of 24.2 million, for 2008, which included non-cash stock compensation expense of $11.2 million.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2009 fourth quarter and full-year results today, February 23, 2010 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 888-549-7750 or 480-629-9867. An audio replay will be available approximately one hour after the completion of the conference call through March 2, 2010, by calling 800-406-7325 or 303-590-3030, and entering access code 4228940.

About Hansen Medical, Inc.

Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei® Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” and similar words. Hansen intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the effect of credit, financial and general economic conditions on capital spending by our potential customers; risks and uncertainties inherent in our business, including uncertain timelines, costs and results of developing new products, potential safety and regulatory issues that could slow or suspend our sales, our ability to effectively sell, service and support our products, the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems, our ability to successfully manage our manufacturing, operating and other expenses, the scope and validity of intellectual property rights applicable to our products and competition from other companies; additional costs and resources necessary to address existing shareholder litigation regarding the restatement of our financial statements; potential claims and proceedings relating to our restatement, such as additional shareholder litigation and any action by the SEC, U.S. Attorney’s Office or other governmental agency which could result in civil or criminal sanctions against the company and/or current or former officers, directors or employees; our ability to remediate material weaknesses in internal controls over financial reporting; funding requirements to continue our operations as planned; and other risks more fully described in the “Risk Factors” section of Hansen’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 16, 2009.

“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries.

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Investor Contacts:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen

Financial Relations Board

213.486.6546

lglassen@mww.com

—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Revenues	$7,234	$5,362	$22,203	$23,446
Cost of goods sold	4,834	4,225	16,147	19,165

Gross profit	2,400	1,137	6,056	4,281

Operating expenses:
Research and development	4,347	6,819	19,828	25,582
Selling, general and administrative	9,356	10,097	37,524	37,112

Total operating expenses	13,703	16,916	57,352	62,694

Loss from operations	(11,303)	(15,779)	(51,296)	(58,413)
Other income (expense), net	(399)	(102)	(1,153)	545

Net loss	$(11,702)	$(15,881)	$(52,449)	$(57,868)

Basic and diluted net loss per share	$(0.31)	$(0.63)	$(1.55)	$(2.39)

Shares used to compute basic and diluted net loss per share	37,461	25,196	33,892	24,232

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Cash, cash equivalents and short-term investments	$28,279	$35,223
Accounts receivable	6,888	9,506
Inventories, net	7,406	6,426
Deferred cost of goods sold	2,535	2,364
Prepaids and other current assets	1,929	2,136
Property and equipment, net	13,460	18,195
Other assets	244	284

Total assets	$60,741	$74,134

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,068	$3,089
Deferred revenues	9,463	8,983
Debt	9,803	12,476
Other liabilities	5,654	6,743

Total liabilities	26,988	31,291

Stockholders’ equity	33,753	42,843

Total Liabilities and Stockholders’ Equity	$60,741	$74,134

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